UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2011
WCA Waste Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50808	20-0829917
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification Number)
incorporation)

One Riverway, Suite 1400
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 292-2400
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement.
Purchase Agreement
On May 26, 2011, WCA Waste Corporation (the “Company”), the subsidiary guarantors named therein (the “Guarantors”) and Credit Suisse Securities (USA) LLC (the “Representative”), as the representative of the several initial purchasers named therein (the “Purchasers”), entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Purchasers $175 million aggregate principal amount of its 7.50% Senior Notes due 2019, to be guaranteed by the Guarantors. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and the Guarantors, on the one hand, and the Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.
The above statements are qualified in their entirety by reference to the Purchase Agreement, a copy of which is filed as exhibit 10.1 hereto.
Amendment to Revolving Credit Agreement
On May 25, 2011, the Company, Comerica Bank, in its capacity as administrative agent, and certain other lenders, entered into the Fourteenth Amendment to Revolving Credit Agreement (the “Amendment”) to amend the Revolving Credit Agreement dated July 5, 2006 (the “Credit Agreement”), by and between the Company, Comerica Bank as administrative agent and certain other lenders set forth therein, as previously amended. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended by the Amendment.
The Amendment provided for the following:
1.	Extends the maturity date under the Credit Agreement to April 2016 from January 2014.

2.	Authorizes the Company to issue up to $225 million in aggregate amount of senior notes pursuant to the Purchase Agreement.

3.	Includes an accordion feature pursuant to which, and subject to the conditions set forth in the Amendment, the aggregate revolving credit commitments under the Credit Agreement may be increased at the Company’s request by up to $50 million.

4.	Increases the maximum Leverage Ratio to 5.25:1.00 from 4.50:1.00.

5.	Increases the maximum Senior Secured Funded Debt Leverage Ratio to 3.25:1.00 from 2.50:1.00.

6.	Allows net proceeds from any sales of new equity securities to be used to repurchase preferred stock or be used for expansion expenditures, provided that (i) it occurs within 90 days of any such equity offering and (ii) with respect to preferred stock repurchases, there is a 0.25 cushion under both leverage ratios after such repurchase and at least $10 million in liquidity.

7.	Allows for reinvestment of proceeds from asset sales to be reinvested back into the business so long as they occur within 12 months.

8.	Provides adjustments to Pro Forma Adjusted EBITDA for up to $10 million in transaction costs for the bond and revolver refinancings evidenced by the Purchase Agreement (and the related tender offer for the Company’s senior notes due 2014) and the Amendment, respectively.

9.	Provides for the addition of two new lenders to the bank group under the Credit Agreement and for the departure of an existing lender.
The Amendment was made and entered into at the Company’s request in order to allow for the Company to consummate the transactions contemplated by the Purchase Agreement, provide greater financial flexibility and access to the senior credit facility extended to the Company under the Credit Agreement. The above description of the material terms of the Amendment is not a complete statement of the rights and obligations with respect to the Credit Agreement. The above statements are qualified in their entirety by reference to the Amendment, a copy of which is filed as exhibit 10.2 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Pursuant to the Purchase Agreement described in Item 1.01 above, the Company sold to the Purchasers $175 million aggregate principal amount of its 7.50% Senior Notes due 2019. The notes are guaranteed by the Guarantors. The description of the Purchase Agreement in Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure.
On May 31, 2011, the Company issued a press release announcing the Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall be deemed to be “furnished” and not “filed” for purposes of the Securities Exchange Act of 1934, as amended.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Note Purchase Agreement dated May 26, 2011 by and among Registrant and Credit Suisse Securities (USA) LLC

10.2	Fourteenth Amendment to Revolving Credit Agreement, dated May 25, 2011

99.1	Press Release — WCA Waste Corporation Amends $200 Million Revolving Credit Facility, dated May 31, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION
Date: May 31, 2011	/s/ Charles A. Casalinova
Charles A. Casalinova
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Note Purchase Agreement dated May 26, 2011 by and among Registrant and Credit Suisse Securities (USA) LLC

10.2	Fourteenth Amendment to Revolving Credit Agreement, dated May 25, 2011

99.1	Press Release — WCA Waste Corporation Amends $200 Million Revolving Credit Facility, dated May 31, 2011